Exhibit 23.2


                         Consent of Independent Auditors


The Board of Directors
of CoActive Marketing Group, Inc.:


         We consent to the incorporation by reference of our report dated July 3, 2001, except for notes 1(b) and 7(b(i)) which are as of June 27, 2002, with respect to the consolidated balance sheets of CoActive Marketing Group, Inc. and subsidiaries as of March 31, 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended March 31, 2001 in this Registration Statement on Form S-8.

Melville, New York
October 15, 2002


                                       /s/ KPMG LLP

                                       KPMG LLP